Exhibit 12.1

February 13, 2025

Medicus Pharma Ltd.

300 Conshohocken State Rd., Suite 200

W. Conshohocken, PA 19428

Dear Mesdames/Sirs:

Re: Medicus Pharma Ltd. - Offering Statement on Form 1-A

We have acted as special Canadian legal counsel to Medicus Pharma Ltd., an Ontario corporation (the "Company"), in connection with the Company's offering statement on Form 1-A filed on February 13, 2025 (the "Offering Statement") with the U.S. Securities and Exchange Commission (the "Commission"), including a related offering circular filed with the Offering Statement (the "Offering Circular"), covering the proposed underwritten public offering (the "Offering") of units (each, a "Unit"), plus additional common shares (the "Additional Shares") representing up to approximately 15% of the Unit Shares (as defined below) sold in the Offering and additional warrants (the "Additional Warrants") representing up to approximately 15% of the Warrants (as defined below) sold in the Offering, solely to cover over-allotments, if any. The Unit Shares, the Warrants, the Warrant Shares (all of such terms as defined below) issuable upon exercise of the Warrants, the Additional Shares, if any, the Additional Warrants, if any, and the Warrant Shares issuable upon exercise of the Additional Warrants, if any, are collectively referred to herein as the "Offered Securities".

Each Unit will consist of one common share without par value (each, a "Unit Share"), and one common share purchase warrant (each, a "Warrant") entitling the holder thereof to purchase one common share of the Company (each, a "Warrant Share") for a period of five years from the date of issuance of the Warrant at an exercise price equal to 100% of the final public offering price of the Units. The Additional Warrants will have the same terms as the Warrants.

We understand that the Offered Securities are to be sold by the Company to the underwriters for resale to the public as described in the Offering Statement and the Offering Circular and pursuant to an underwriting agreement be entered into by and among the Company and the underwriters substantially in the form to be filed as an exhibit to the Offering Statement (together with all schedules, exhibits and ancillary documents and agreements thereto, the "Underwriting Agreement"). The offering price of the Units is to be determined by the Company and the underwriters.

In connection with this opinion, we have reviewed and relied upon originals, photocopies or copies, certified or otherwise identified to our satisfaction, of the Offering Statement and the Offering Circular, the Company's Articles of Incorporation, the Company's Articles of Amendment, the Company's Bylaws, records of the Company's corporate proceedings in connection with the Offering, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed, without independent investigation: (i) the authenticity of all records, documents, and instruments submitted to us as originals; (ii) the genuineness of all signatures on all agreements, instruments and other documents submitted to us; (iii) the legal capacity and authority of all persons or entities (other than the Company) executing all agreements, instruments or other documents submitted to us; (iv) the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies; (v) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for purposes of this opinion are true and correct; (vi) the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Company); and (vii) that the Offering Statement has been qualified pursuant to Regulation A under the U.S. Securities Act of 1933, as amended (the "Securities Act"). We have also obtained from officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation. With respect to the Underwriting Agreement and the Warrants and the Additional Warrants, if any, which are governed by and construed in accordance with the laws of the State of New York, we have assumed that these agreements comply with and do not violate the laws of the State of New York.

Our opinion is limited to laws of the Province of Ontario. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company. In particular, we express no opinion as to United States federal securities laws.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. the Units have been duly authorized and validly issued and, upon receipt of the consideration therefor, will be fully paid and non-assessable units of the Company;

2. the Unit Shares and the Additional Shares, if any, have been duly authorized and validly issued and, upon receipt of the consideration therefor, will be outstanding as fully paid and non-assessable common shares of the Company; and

3. the Warrants and the Additional Warrants, if any, have been duly authorized and validly issued by the Company and the Warrant Shares issuable upon exercise of the Warrants and the Additional Warrants, if any, have been reserved and duly and validly authorized and allotted for issuance by the Company to the holders of the Warrants and the Additional Warrants, if any, and, upon due exercise of the Warrants and Additional Warrants, if any, in accordance with their terms (including payment in full of the exercise price for the Warrant Shares issuable upon exercise of the Warrants and the Additional Warrants, if any), the Warrant Shares issuable upon exercise of the Warrants and the Additional Warrants, if any, will be issued as fully paid and non-assessable common shares of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the use of our firm's name in the section of the Offering Statement and the Offering Circular included therein entitled "Experts and Legal Matters". In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

This opinion is furnished in accordance with the requirements of Item 17.12. of Form 1-A in connection with the filing of the Offering Statement and the Offering Circular, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

Yours truly,

/s/ Bennett Jones LLP